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                                                                    EXHIBIT 12.1

                      GENZYME CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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
                                                                                                                PRO FORMA
                                                                                                        -------------------------
                                                                                                                         FOR THE
                                                                                  THREE MONTHS ENDED      FOR THE         THREE
                                                                                                            YEAR         MONTHS
                                        YEAR ENDED DECEMBER 31,                       MARCH 31,            ENDED          ENDED
                         -----------------------------------------------------    ------------------    DECEMBER 31,    MARCH 31,
                          1991        1992        1993       1994       1995       1995       1996          1995          1996
                         -------    --------    --------    -------    -------    -------    -------    ------------    ---------
Consolidated Statement
  of Operations Data:
  Income (loss) before
    income taxes and
    extraordinary
    credit.............. $24,943    $(11,513)   $(12,554)   $30,784    $43,299    $12,787    $16,600      $ 26,839       $15,775
Add:
  Portion of rents
    representative of
    the interest
    factor..............   3,161       3,944       3,803      3,627      4,186      1,046      1,462         4,186         1,462
  Interest on
    indebtedness........   2,088       7,099       2,500      1,354      1,109         47        213        21,746         4,772
                         -------    --------    --------    -------    -------    -------    -------       -------       -------
Income as adjusted...... $30,192    $   (470)   $ (6,251)   $35,765    $48,594    $13,880    $18,275      $ 52,771       $22,009
                         =======    ========    ========    =======    =======    =======    =======       =======       =======
Fixed charges:
  Portion of rents
    representative of
    the interest
    factor..............   3,161       3,944       3,803      3,627      4,186      1,046      1,462         4,186         1,462
  Interest on
    indebtedness........   2,088       7,099       2,500      1,354      1,109         47        213        21,746         4,772
  Amortization of debt
    expense and
    premium.............      --          --          --         --         --         --         --         1,125           281
  Capitalized
    interest............      27         623       4,723      8,816      7,468      2,678      1,738         7,463         1,738
  Capitalized
    amortization of debt
    expense and
    premium.............      69         275         275        275        275         69         69            69            69
                         -------    --------    --------    -------    -------    -------    -------       -------       -------
Fixed charges........... $ 5,345    $ 11,941    $ 11,301    $14,072    $13,038    $ 3,840    $ 3,482      $ 33,464       $ 8,322
                         =======    ========    ========    =======    =======    =======    =======       =======       =======
Ratio of earnings to
  fixed charges.........     5.7x        0.0x       (0.6)x      2.5x       3.7x       3.6x       5.3x          1.6x          2.6x
                         =======    ========    ========    =======    =======    =======    =======       =======       =======
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